CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-SCC2 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

May 10, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-SCC2 Series (the “VV-SCC2 Series”) and the creation of the VV-SCC2 Interests (the “VV-SCC2 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in May 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-SCC2 Series and the creation of the VV-SCC2 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-SCC2 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-SCC2 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-SCC2 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-SCC2 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-SCC2 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-SCC2 Interests

AUTHORIZED SHARES:	Minimum: 1,130 / Maximum: 1,243 Interests

SERIES ASSETS:

Superlative Scottish Casks #2
Product	Vintage	Bottles
Tormore Barrel #393	2016	1
Glenburgie Hogshead #300294	2015	1
Tullibardine Barrel #659154	2014	1
Ardmore Barrel #809565	2013	1
Tamnavulin Barrel #130110419	2013	1
Braeval Hogshead #100003888	2010	1
Isle of Jura Barrel #90103943	2009	1
Craigellachie Barrel #090003521	2009	1
Royal Brackla Barrel #6795	2008	1

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-SCC2 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY: Nicholas King
NAME: Nick King